As filed with the Securities and Exchange Commission on November 19, 1997

                                                      Registration No. 333-33079


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------


                               AMENDMENT NO. 2 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                   -----------
                           CABLE & CO. WORLDWIDE, INC.

                 (Name of small business issuer in its charter)


         Delaware                        5139                    22-3341195
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
  of incorporation           Classification Code Number)   Identification No.)
   or organization)


                           CABLE & CO. WORLDWIDE, INC.
                                724 Fifth Avenue
                            New York, New York 10019
                                 (212) 489-9686
       (Name, address and telephone number of principal executive offices and principal place of business)


                                  ALAN KANDALL
                           Cable & Co. Worldwide, Inc.
                                724 Fifth Avenue
                            New York, New York 10019
                                 (212) 489-9686
            (Name, address and telephone number of agent for service)
                               -------------------
                                   Copies to:
                              MARTIN C. LICHT, ESQ.
                              LANE & MITTENDORF LLP
                                 320 Park Avenue
                            New York, New York 10022
                                 (212) 508-3200

                  Approximate Date of Commencement of Proposed
                Sale to the Public: From time to time after this
                    Registration Statement becomes effective.
                                 --------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                                                                 Amount of
             Title of Each Class of               Amount to be     Offering Price Per     Aggregate offering   Registration
           Securities to be Registered             Registered           Security                Price               Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value (1) $.01 per share      13,690,000             $.40625             $5,561,562.50         $1,685.32

Total Registration Fee(2).....................                                                                   $1,685.32
------------------------------------------------------------------------------------------------------------------------------



(1) Includes the registration for resale of 13,690,000 shares of Common Stock issued in a private placement in July 1997.


(2) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the bid and asked prices of the Common Stock of the Company reported on the NASDAQ SmallCap Market on August 5, 1997 (which date is within five business days prior to the date of the filing of this Registration Statement) The filing fee was paid on the initial filing of this Registration Statement.



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


(Subject to Completion)
Dated November 19, 1997

                           CABLE & CO. WORLDWIDE, INC.
                        13,690,000 Shares of Common Stock

         All of the shares (the "Shares") of Common Stock, $ .01 par value (the "Common Stock"), of Cable & Co. Worldwide, Inc., a Delaware corporation (the "Company"), offered hereby (the "Shares") are being offered by certain selling stockholders (the "Selling Stockholders") as more fully described herein. Pursuant to a registration rights agreement, the Company has agreed to bear all expenses (other than underwriting discounts and selling commissions of any underwriters, brokers, dealers or agents retained by the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company will receive none of the proceeds from any sale of the Shares by or for the account of the Selling Stockholders. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

         The Shares may be sold from time to time by the Selling Stockholders. Such sales may be made on The NASDAQ SmallCap Market ("NASDAQ"), in negotiated transactions or otherwise at prices and at terms then prevailing; at prices related to the then current market price; or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


         The Common Stock is traded on NASDAQ under the symbol "CCWW." On November __, 1997, the closing bid price per share, as reported by NASDAQ was
_____ .


         The shares of Common Stock offered for resale hereby were issued in a private placement in July 1997.

         THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISKS, AND SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 7 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                                          Underwriting
          Number of        Price to       Discounts and   Proceeds to Selling
           Shares           Public         Commissions         Stockholders
--------------------------------------------------------------------------------
                      Prevailing Market       None         Prevailing Market
TOTAL   13,690,000         Price                                Price
--------------------------------------------------------------------------------

================================================================================



         The date of this Prospectus is _________________, 1997.

                              AVAILABLE INFORMATION

         A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the
"Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain financial and other information relating to the Company is contained in the documents indicated below under "Incorporation of Certain Documents by Reference" which are not presented herein or delivered herewith. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge or may be obtained from the Commission upon the payment of certain fees prescribed by the Commission at the public reference facilities maintained by the Commission in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York at 7 World Trade Center , 13th Floor, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to the Company on the Commission's Worldwide Web page (http:www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         2. The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

         3. The Company's Quarterly Report on Form 10-QSB for the six months ended June 30, 1997.


         4. The Company's Quarterly Report on Form 10-QSB for the nine months ended September 30, 1997

         5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 24, 1996, pursuant to
Section 12(g) of the Exchange Act.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to: Cable & Co. Worldwide, Inc., 724 Fifth Avenue, New York, New York 10019 .

                                   THE COMPANY

         Cable & Co. Worldwide, Inc. (the "Company") designs, manufactures, imports and markets on a wholesale basis a broad range of men's footwear bearing the Cable & Co.(R) trademark and Bacco Bucci(R) trademark. The Company markets its products to approximately 1,500 department and specialty store locations in the United States. The Company's products are designed to appeal to fashion conscious consumers. The Company's footwear consists of men's casual and dress shoes. In August 1997 the Company acquired the rights to the Bacco Bucci trademark from D&D Design and Details Limited ("D&D Design"), an entity controlled by Alberto Salvucci, the Chairman of the Board, a director and a principal stockholder of the Company. Prior to August 1997, the Company licensed the right to use the Bacco Bucci trademark from D&D Design. The retail price of the men's shoes sold under the Cable & Co. trademark ranges from $150 to $175 for casual shoes and from $190 to $230 for dress shoes. The retail price of the men's casual shoes sold under the Bacco Bucci trademark ranges from $120 to $140.

         The Company believes that its footwear is comfortable, fashionable and practical. The Company incorporates technically sophisticated designs into the construction of its footwear, which is intended to be worn with casual or business attire. The Company sells approximately 35 styles of men's shoes each season bearing the Cable & Co. trademark and approximately 20 styles under the Bacco Bucci trademark.

         The Company plans to increase revenues by increasing sales to existing accounts, establishing new accounts, developing high quality shoes with styling and design detail to sell at competitive prices, expanding the Company's marketing programs and globalizing the Cable & Co. and Bacco Bucci brands. In August 1997 the Company acquired the Cable & Co. trademark from Cable & Co. S.R.L. in many major countries throughout the world. The Company also began manufacturing its footwear with its own machinery, equipment and staff in a leased facility in Montegranaro Italy, in the second quarter of 1997, which the Company believes will increase margins.

         The Company also intends to explore opportunities to license rights to related products such as belts, wallets, accessories and other small leather goods. There can be no assurance that the Company will be able to achieve such objectives.

         On July 1, 1997, the Company entered into a license agreement (the "License Agreement") with Roffe Accessories, Inc. ("Roffe"), whereby the Company granted a license to Roffe to use the Cable & Co. trademark in North America for silk neckwear for a period of three years. Pursuant to the License Agreement, Roffe shall pay to the Company a royalty equal to 5% of the first $500,000 of gross sales and 6% thereafter, together with a fee equal to 2% of gross sales to be utilized for advertising expenses. The License Agreement provides for minimum sales of $400,000 in the first year, $600,000 in the second year and $1,100,000 in the third year.

         The Company was formed on November 10, 1994 to acquire certain net assets of Hongson, Inc. used in the sale and marketing of footwear bearing the Cable & Co. trademark (the "Acquired Net Assets"). The Acquired Net Assets consisted primarily of intangible assets, namely the goodwill associated with the Cable & Co. trademark. The Company purchased the Acquired Net Assets effective as of the close of business on January 1, 1995 for a total purchase price of $1,401,787 (the "Acquisition"). The Company acquired all of the rights of Hongson, Inc. to use the Cable & Co. trademark in the Western Hemisphere.

         Prior to the Acquisition, Alberto Salvucci, Chairman of the Board, a director and a principal stockholder of the Company, through Cable & Co. S.R.L., identified raw materials and provided design and production services for the Cable & Co. product line of Hongson, Inc. Mr. Salvucci, through Cable & Co. S.R.L. and D&D Design, continues to provide substantially the same services to the Company. In addition, Alan Kandall, Chief Executive Officer, President, and a Director of the Company, was the chief financial officer of Hongson, Inc. and David Albahari, formerly the President, Chief Executive Officer and a director, was
the president of the Cable & Co. product line of Hongson, Inc.   See - "Recent
Developments."

         The Company's principal executive office is located at 724 Fifth Avenue, New York, New York 10019, and its telephone number is (212) 489-9686.

                               Recent Developments

         In August 1997 the Company purchased all of the rights to the Bacco Bucci trademark, an intangible asset, from D&D Design, an entity controlled by Alberto Salvucci, the Chairman of the Board, a director and a principal stockholder of the Company. The rights sold to the Company include trademarks registered in the United States, Canada, Italy, Austria, China, France, Germany, Portugal, Russia, Spain, Switzerland, Hong Kong, India, Korea, Sri Lanka, Taiwan and the United Kingdom together with any other rights owned by D&D Design whether or not registered throughout the world. Prior to the acquisition, the Company held a license for the rights to the Bacco Bucci trademark in North, Central and South America.



The purchase price for the Bacco Bucci trademark consists of $3,150,000 of which $400,000 will be paid periodically by February 1, 1998, and the balance of which shall be payable in installments.

Payments of $350,000 and $400,000 are due in January 1998 and January 1999, respectively. The remaining balance is payable in four installments of $500,000 in January 2000 through January 2003. In addition, the Company has agreed to pay to D&D Design annual royalties of 7% of net sales for a period of five years for all goods bearing the Bacco Bucci trademark sold outside North, Central and South America, commencing on the date the Company commences exploiting the Bacco Bucci trademark in each country, but expiring no later than December 31, 2007. The Company also issued to D&D Design an aggregate of 11,973,411 shares of Common Stock.

         The Company also acquired in many major countries throughout the world outside of the Western Hemisphere, all of the rights to the Cable & Co. trademark from Cable & Co. S.R.L., an entity controlled by Mr. Salvucci . Prior to the acquisition, the Company owned the rights to the Cable & Co. trademark in the Western Hemisphere. The rights sold to the Company include trademark registrations in the following countries among others, Austria, Belgium, France, Germany, India, Russia, Italy, Netherlands, Spain, Sweden and Switzerland. The rights also include all of the rights owned by Cable & Co. S.R.L. in Africa, Asia Minor, Australia, all of Europe and other parts of the world, except United Kingdom and Asia. The purchase price for the rights to the Cable & Co. trademark include the shares of Common Stock discussed above, the 7% royalties payable with respect to the Bacco Bucci trademark, together with a payment of $100,000, which amount has been paid to Cable & Co. S.R.L.


         The purchase price, including costs and expenses, for the Bacco Bucci and Cable & Co. trademarks is approximately $5,420,000, resulting in an annual charge to earnings of approximately $271,000. For financial statement purposes, the Company has valued the shares of Common Stock at $2,694,017, which represents a discount to the market price, to reflect the restrictions on transfer under the Securities Act. In addition, the Company has discounted the future payments of the purchase price for the Bacco Bucci trademark. The purchase price is being amortized over a period of 20 years. The Company believes that the impact on gross profit will not be significant.

         For fiscal 1996, the Company's net sales were $13,522,166 and the Company paid to D&D Design and Cable & Co. S.R.L. an aggregate of $661,818 or 4.9% of net sales for royalties and commissions. If the Company had acquired the rights to the Bacco Bucci and Cable & Co. trademarks as of January 1, 1996, the amount payable to D&D Design and Cable & Co. S.R.L. on a pro forma basis would have been $550,107 or 4.1% of net sales for fiscal 1996. For the nine months ended September 30, 1997, the Company's net sales were $12,695,450 and the Company accrued commissions payable to D&D Design and Cable & Co. S.R.L. of $574,124 or 4.5% of net sales.

If the Company had acquired the rights to the Bacco Bucci trademark on January 1, 1997, the amounts payable to D&D Design and Cable & Co. S.R.L. would be the same, since the royalties for 1997 on the Bacco Bucci footwear were waived.



         Management believes that the purchase of the Bacco Bucci and Cable & Co. trademarks is an integral part of the Company's plans for expansion. The purchase of the Bacco Bucci trademark will result in savings on the annual royalties payable to D&D Design with respect to sales of Bacco Bucci footwear in North, Central and South America. For fiscal 1996, the royalties paid to D&D Design with respect to sales of Bacco Bucci footwear were $111,711. The Company intends to focus on expanding sales of the Bacco Bucci footwear. In the event that sales of the Bacco Bucci footwear increase significantly, of which there can be no assurance, the Company believes that the amount saved by the Company in royalty payments would be substantial. The Company also plans to sell footwear bearing the Cable & Co. and Bacco Bucci trademarks outside of the Western Hemisphere, which rights the Company did not possess prior to the recent acquisitions. The Company anticipates utilizing a network of distributors and licensees to sell its footwear outside the United States. However, the network is not established and there can be no assurance that the Company will do so. The Company has had discussions to sell Bacco Bucci and Cable & Co. footwear in the Middle East, Turkey, and India. However, no definitive agreements have been reached. In addition, the Company intends to sell Bacco Bucci footwear in the United Kingdom. However, no definitive agreements have been reached.


         ** 1 In fiscal 1996, the Company paid a fashion and design advisory fee of $86,000 to D&D Design for Cable & Co. and Bacco Bucci footwear. The fee was paid for fashion and design advisory services which were provided to the Company. During the nine months ended September 30, 1997, the Company paid fashion and design advisory fees to D&D Design of $43,279 and anticipates paying to D&D Design an additional $14,425 during the fourth quarter of fiscal 1997. The Company anticipates entering into a consulting agreement with Mr. Salvucci for years subsequent to December 31, 1997.


         As a result of the acquisition of the Bacco Bucci trademark, the Company will no longer be obligated to pay royalties of 3% per year with respect to net sales of Bacco Bucci footwear in North, Central and South America. However, it is anticipated that the Company will continue to pay commissions to D&D Design and Cable & Co. S.R.L. as directed by Alberto Salvucci, at the rate of 7%, in the aggregate, of the cost of goods shipped to the Company. The Company will also be obligated to pay royalties to D&D Design equal to 7% of net sales of products bearing the Bacco Bucci trademark outside of North, Central and South America for a period of five years commencing on the date the Company commences exploiting the Bacco Bucci trademark in each country, but expiring no later than December 31, 2007 It is also anticipated that the Company will continue to pay commissions on the purchase of Cable & Co. footwear to entities controlled by Mr. Salvucci at a rate of 8% of the cost of goods shipped to the Company.



          In October 1997, the Company entered into an agreement as of July 21, 1997, to pay David Albahari, the former President, Chief Executive Officer and a director of the Company, $200,000 per year commencing July 1997 through September 30, 1998, and to reimburse Mr. Albahari for certain expenses. The employment agreement between the Company and Mr. Albahari was terminated pursuant to such agreement. The Company also issued Mr. Albahari options to purchase 901,756 shares of Common Stock at a purchase price of $0.01 per share. In October 1997 Mr. Albahari exercised the options.

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PRIOR TO PURCHASE PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

Limited Operating History

         The Company, which was organized in November 1994, was formed for the purpose of acquiring the Acquired Net Assets from Hongson, Inc. For the years ended December 31, 1995 and 1996, the Company had net losses of $103,109 and $7,458,305 respectively, and for the nine months ended September 30, 1996 and 1997 the Company had net losses of $4,831,121 and $2,562,222, respectively. The Company has a limited operating history and there can be no assurance of future profitable operations. Moreover, there can be no assurance that the Company will be able to attain improved operating results and, as a result, no assurance can be given that the Company's financial condition will improve.

Dependence on Proposed Expansion Program

         The Company's continued growth depends to a significant degree on its ability to increase sales to existing customers, to obtain new customers and to expand its product lines, while insuring adequate quality controls. The Company plans to increase revenues by increasing sales to existing accounts, establishing new accounts, including overseas sales developing high quality shoes with styling and design detail to sell at competitive prices and expanding the Company's marketing programs. The Company plans to increase margins through the manufacture of its products. In addition, the Company intends to seek to grant license rights to the Cable & Co. trademark.

         The Company anticipates hiring an additional individual at the executive level to coordinate overseas sales. In addition, the Company plans to retain the services of an advertising and marketing firm in Italy. Initially, the Company plans to establish a network of licensees, distributorships and enter into similar arrangements overseas to sell Bacco Bucci and Cable & Co. footwear. The Company intends to attempt to control its marketing costs through entering into agreements for the distribution of its products. However, the Company believes that additional financing of approximately $3,000,000 may be required over the next 16 months to effectuate the Company's plans for expansion outside of the United States and to make the additional payments that are required in connection with the acquisition of the Bacco Bucci trademark. The Company has had discussions to sell Bacco Bucci and Cable & Co. footwear in the Middle East, Turkey, and India. However, no definitive agreements have been reached. In addition, the Company intends to sell Bacco Bucci footwear in the United

Kingdom. However, no definitive agreements have been reached. The Company has not yet incurred any significant increase in costs with respect to the sale of its footwear overseas.

         There can be no assurance that the Company will be able to hire, train and integrate employees and adapt its management information and other operational systems, to the extent necessary to grow in a profitable manner. In addition, the costs associated with the planned expansion of the Company may have a material adverse impact upon the Company's results and prospects. In the event that the Company's plans for expansion are not successful, there would be a material adverse affect on the Company's business.

Need for Additional Financing


         If revenues are not sufficient for the operation of the Company, or to enable the Company to complete its present plans for expansion, then the Company will have to seek additional financing. Such additional financing may be in the form of indebtedness from institutional lenders or other third parties or as equity financing. Moreover, the Company's credit facilities with Heller Financial, Inc. ("Heller"), the Company's factor, may limit the Company's ability to obtain additional financing. The Company is continually seeking additional financing for expansion. The Company believes that additional financing of approximately $3,000,000 will be required over the next 16 months to finance the Company's plans for expansion overseas and to pay the additional amounts due in connection with the acquisition of the Bacco Bucci trademark. In addition, the fourth quarter of the year is generally the most unpredictable. In the event that the results in the fourth quarter of 1997 were substantially below expectations, additional financing may be required. There can be no assurance that such financing will be available and, if so, on acceptable terms. Any such financing may result in significant dilution to investors or cause the Company to become overly leveraged. In such event, the stockholders, including purchasers in this Offering, may lose or experience a substantial reduction in the value of their investment in the Company.

        In order to obtain the financing necessary to accelerate the Company's plans for expansion, the Company intends to raise approximately $20,000,000 in additional financing through the sale of convertible preferred stock which will be offered and sold to the public in an underwritten offering in the first quarter of 1998. It is anticipated that the preferred stock will be convertible into shares of Common Stock at a premium to the market price of the Common Stock and that the preferred stock will be redeemable, at the option of the Company, if the market price of the Common Stock reaches a certain level. The offering of the preferred stock will be made only by means of a prospectus. There can be no assurance that such financing will be consummated on the anticipated terms, or at all.



Secured Liens -- Liens on the Company's Assets

         The Company's accounts receivable, inventory, machinery, equipment, fixtures, instruments, documents, chattel paper, general intangibles and contract rights (the "Secured Assets") have been pledged as collateral to secure obligations owed to Heller. If the Company fails to comply with such obligations, including making required payments of principal and interest, Heller could declare the indebtedness immediately due and payable and, in certain events, foreclose upon the Secured Assets. Moreover, to the extent that the Company's assets continue to be pledged to secure outstanding indebtedness, such assets will be unavailable to secure additional debt financing, which may adversely affect the Company's ability to borrow in the future.

Dependence on Credit Facilities

         The Company's operations are dependent upon the availability of credit. As of September 30, 1997, the total amount outstanding under the Company's credit facilities with Heller was $4,981,309, all of which is classified as a current liability. The Company's existing credit facility with Heller expires in February 1998. If Heller fails to renew or declares a default under or imposes a material change in the terms of the Company's credit facilities, there could be a material adverse affect on the Company.

         The Company has not had any formal discussions with Heller with respect to the renewal of the Company's existing credit facility. However, the Company is exploring alternatives. The Company anticipates, although there can be no assurance, that the Company will be able to obtain a credit facility from Heller or another lender on substantially the same terms. The failure of the Company to obtain a credit facility on substantially the same terms would have a material adverse effect on the Company.

Competition

         Competition in the footwear industry is intense. The Company's products compete with other branded products within their product category. In varying degrees, depending on the product category involved, the Company competes on the basis of style, price, quality, comfort and brand prestige and recognition, among other considerations. The Company competes with numerous manufacturers, importers and distributors of men's footwear for the limited shelf-space available for displaying products to the consumer. Moreover, the general availability of contract manufacturing capacity allows access by new market entrants. Some of the Company's competitors are larger, have achieved greater recognition for their brand names, have captured greater market share and/or have substantially greater financial, distribution, marketing and other resources than the Company.

Continued Relationship with Alberto Salvucci;
Dependence on Key Persons

         Due to the Company's performance in fiscal 1996, the Board of Directors believed that it was necessary to change the management structure of the Company. As a result, in the first quarter of 1997, Alberto Salvucci was appointed the Chairman of the Company and in July 1997, Alan Kandall, the former Chief Financial Officer and Executive Vice President was named President and
Chief Executive Officer, replacing David Albahari. Mr. Albahari has also resigned as a director of the Company.

         The Company is dependent on the design, production and production control services provided by Alberto Salvucci, Chairman of the Board and a principal stockholder of the Company, individually and through Cable & Co. S.R.L. and D&D Design. However, although the Company is in the process of finalizing a consulting agreement with Mr. Salvucci, which contains non-competition provisions the Company does not have any written agreements with, Mr. Salvucci, Cable & Co. S.R.L. or D&D Design, both of which are controlled by Mr. Salvucci. There can be no assurance that the Company will enter into such agreements on acceptable terms. The loss or curtailment on acceptable terms of Mr. Salvucci's services, or direct or indirect competition with Mr. Salvucci, Cable & Co. S.R.L. or D&D Design could have a material adverse affect on the Company's business.

         The Company is also dependent upon the services of Alan Kandall the Company's Chief Executive Officer, President, and a member of the Company's Board of Directors. Mr. Kandall has an employment agreement with the Company that expires on June 30, 2002. The loss or curtailment of the services of Mr. Kandall would have a material adverse affect on the Company's operations and prospects.

         In addition, the Company has an ongoing need to expand its management, marketing and support staff. Competition for personnel having the qualifications required by the Company is intense and no assurance can be given that the Company will be successful in recruiting or retaining such personnel as the need arises.

Dependence on Major Customers

     Approximately 18% of the Company's sales were made to one customer during the year ended December 31, 1996. The loss of, or reduced purchases by, the Company's major customer could have a material adverse affect on the Company. Generally, the Company has not made special arrangements with its major customers. However, from time to time, based on the type of products and the customers' location, incentive prices are offered in management's discretion.

Changing Consumer Demands; Uncertainty of Market Acceptance

         The footwear industry is subject to changing consumer demands and fashion trends. The Company believes that its success will depend in large part upon its ability to identify and interpret fashion trends and to anticipate and respond to such trends in a timely manner. There can be no assurance that the Company will be able to meet changing consumer demands or to develop successful styles in the future. If the Company misjudges the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods and have an adverse affect on the Company's financial condition and results of operations. In addition, any failure by the Company to identify and respond to changing demands and trends could adversely affect consumer acceptance of the Company's products and diminish the Company's business and prospects.

         The Company intends to market additional lines of footwear in the future. Achieving market acceptance for each of these products will be difficult and may require substantial marketing efforts and the expenditure of significant funds. There can be no assurance that the Company will have sufficient funds to do so or that its marketing effort will be successful.

Risks of Manufacturing

         The Company recently began manufacturing the Company's footwear in Montegranaro, Italy. Previously, the Company's footwear was produced to its specifications by manufacturers located primarily in Montegranaro Italy. There can be no assurance that the Company will be able to manufacture its footwear to satisfy its customers requirements or, if required, alternative suppliers will be available in a timely manner.

Impact of Doing Business in Foreign Countries

         The Company's business is subject to risks of doing business abroad, including, but not limited to, fluctuations in exchange rates and changes in regulations relating to imports, including quotas, duties, taxes and other charges. Political and economic instability in countries where the Company's products are manufactured or sold may have a material adverse affect on the Company's operations.

         In order to reduce the risk of exchange rate fluctuations, the Company enters into forward exchange contracts to protect gross profit margins on most, but not all of its foreign currency transactions. The Company has an aggregate of $6,000,000 of foreign exchange lines of credit available. The Company generally attempts to cover the currency risk in each season's outstanding purchase orders. At any one point during the year, the Company generally has $5,500,000 to $6,000,000 of forward foreign exchange contracts outstanding. The Company cannot anticipate all of its currency needs and, therefore, cannot fully hedge against such fluctuations. Thus, changes in exchange rates could adversely affect the costs of goods purchased by the Company.

         Although the goods sold by the Company are not currently subject to quotas, countries in which the Company's products are manufactured may, from time to time, impose new quotas or adjust prevailing quotas or other restrictions on exported products and the United States may impose new duties, tariffs and other restrictions on imported products, any of which could adversely affect the Company's operations. In accordance with the 1993 Harmonized Tariff Schedule, a fixed duty structure is in effect for the United States. The Company pays import duties on its products of approximately 8.5%, depending on the principal component of the product. Other import restrictions on footwear and related products are periodically considered by the United States Congress and no assurances can be given that new regulations will not result in higher costs to the Company, or that import quotas will not be imposed or made more restrictive.

         The Company imports a large portion of its products from Italy. Italy is on the "watch list" maintained by the United States Trade Representative (the "USTR") under "Special 301" provisions of the Trade Act of 1974 for purposes of monitoring protection of intellectual property rights. If the USTR were to determine that Italy's actions, policies, or practices with respect to intellectual property rights are actionable, sanctions against imports from Italy, including higher duties, could be imposed.

Advance Marketing of Products

         To minimize purchasing costs and the time necessary to fill customers' orders and the risk of non-delivery, the Company arranges for manufacturing before receiving customers' orders, and maintains an inventory of certain key products which it anticipates will be in demand. However, there can be no assurance that the Company will be able to sell the products that it has manufactured or has in its inventory. As of September 30, 1997, the Company had approximately $4,525,391 of finished goods inventory, including landing costs, and approximately $546,120 of unfinished goods inventory. The Company must make decisions regarding how much inventory to manufacture well in advance of anticipated sale. Deviations in actual from projected demand for products could have an adverse affect on the Company's sales and profitability. In addition, if the Company fails to meet its delivery requirements to its customers, such delayed delivery could result in cancellation of purchase orders and reduced sales.

Product Diversion

         The Company believes that International Hongson, Inc., an affiliate of Hongson, Inc. as a result of common ownership, owns the rights to use the Cable & Co. trademark in parts of Asia. The Company does not control the distribution of the footwear produced by International Hongson, Inc. or others that may have, or acquire rights to the Cable & Co. trademark for parts of Asia or elsewhere, and no assurances can be given that products manufactured or sold in parts of Asia or elsewhere will not be sold in the Company's markets. Management believes that International Hongson, Inc. retains the rights to the Cable & Co. trademark for parts of Asia.

Potential Limitation on Trademark Protection

         The Company has been granted trademark registrations for the Cable & Co. in the United States, Canada and in many major countries throughout the world, except the United Kingdom and Taiwan. In addition, the Company has been granted trademark registrations for Bacco Bucci in the United States, Canada and many major countries throughout the world. Additional trademark registration applications which may be filed by the Company with the United States Patent and Trademark Office and in other countries may or may not be granted and the breadth or degree of protection of the Company's existing or future trademarks may not be adequate. In addition, pursuant to the asset purchase agreement between the Company and Hongson, Inc. in connection with the Acquisition, Hongson, Inc. was obligated to indemnify the Company for any misrepresentations it made with respect to the Cable & Co. trademark. However, management believes that Hongson, Inc. is no longer doing business and it is not anticipated that it will be able to fulfill such obligation, if so requested. Moreover, the Company may not be able to defend successfully any of its legal rights with respect to its present or future trademarks. The failure of the Company to protect its legal rights to its trademarks from improper appropriation or otherwise may have a material adverse affect on the Company.

Effect of General Economic Conditions

         The fashion-related segments of the Company's business are cyclical, with consumer purchases generally declining during recessionary periods when disposable income decreases. There can be no assurance that a poor economic climate will not have an adverse impact on the Company's ability to compete for limited consumer resources.

         Although the retail footwear industry has experienced significant changes and difficulties over the past several years, including consolidation of ownership, centralization of buying decisions, restructuring, bankruptcies and liquidations, management believes that such changes have not had a material and adverse affect on the Company's business. However, the Company cannot predict what effect, if any, continued changes within the retail industry will have on its business.

Seasonality

         The Company's business is subject to seasonal variations. Historically in the footwear industry, a significant portion of the Company's sales are realized during the spring and fall fashion seasons, and levels of sales are generally lower during the winter and summer fashion seasons. If the Company's sales were to be substantially below seasonal norms during the spring and fall fashion seasons, the Company's annual results could be materially and adversely affected.

Authorization and Discretionary Issuance of Preferred Stock

         The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

No Dividends

         The Company has not paid and does not anticipate declaring or paying any dividends on its Common Stock in the foreseeable future. Moreover, the Company's loan agreements with Heller prohibit the payment of dividends if such payment would cause the Company to violate any of the Company's financial covenants.

Benefits to Certain Selling Securityholders

         In July 1997, the Company consummated a private placement at a purchase price of $.10 per share. The prices paid by investors in this Offering may be substantially higher than the amounts paid by the selling stockholders.

Shares Eligible for Future Sale


         Of the 43,048,164 shares of Common Stock currently outstanding 27,198,260, including the Shares offered hereby, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may only be sold pursuant to a registration statement filed under the Securities Act or in compliance with Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

         The Company has 2,279,500 shares of Common Stock issuable upon the exercise of outstanding options, warrants and conversion rights. Moreover, 280,000 shares of Common Stock will be available for issuance upon the exercise of options which may be granted under the Company's 1996 Stock Option Plan. To the extent that options or warrants are exercised, dilution to the interests of the Company's stockholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options or warrants can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options or warrants.


Possible Delisting of Common Stock for NASDAQ; Possible Adverse Effect on Trading Market

         The Common Stock is quoted on the NASDAQ SmallCap Market. There are a number of continuing requirements that must be met in order for the Common Stock to remain eligible for quotation on NASDAQ. In order to continue to be quoted on NASDAQ, a company must maintain $2 million in total assets, a $200,000 market value of the public float, $1 million in total capital and surplus and a minimum of 300 shareholders. In addition, continued quotation requires two marketmakers and a minimum bid price of $1.00 per share; provided, however, under an alternative test if a company falls below such a minimum bid, it will remain eligible for continued quotation on NASDAQ if the market value of the public float is at least $1 million and the company has $2 million in capital and surplus. The bid price of the Company's Common Stock is presently less than $1.00, however the Company presently has capital and surplus in excess of $2 million. The failure to meet these maintenance criteria in the future could result in the delisting of the Company's Common Stock from NASDAQ. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         In August 1997, NASDAQ approved changes to its quantitative and qualitative standards for issuers listing on NASDAQ, the changes will apply to the Company commencing in February 1998. For continued listing, pursuant to the recent changes the Company, generally, must have (i) net tangible assets of at least $2,000,000, a market capitalization of at least $35,000,000 or net income in two of the last three years of at least $500,000, (ii) a minimum of 500,000 shares publicly held, (iii) a minimum of $1,000,000 market value of public float, (iv) a minimum bid price of $1.00 per share and (v) a minimum of 300 shareholders.

         The Company presently has a minimum bid price of less than $1.00 per share. The Company intends to effect a one-for-five reverse stock split in order to increase the minimum bid price. However, there can be no assurance that the Company will do so, or that the reverse stock split will have the desired effect. As a result of the new rule changes, in the event that the minimum bid price of the Common Stock is less than $1.00, the Common Stock would be subject to delisting in February 1998, since the alternative test will no longer be applicable.

         In addition, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of the shares of Common Stock and thereby have a material adverse effect on the trading market for the securities.

Non-Cash Compensation


         The Company anticipates incurring a charge to earnings in fiscal 1997 and fiscal 1998 in the amounts of approximately $1,500,000 and $165,000, respectively, as a result of shares of Common Stock issued in connection with various agreements, including expenses relating to the issuance of options to purchase 901,756 shares of Common Stock to David Albahari, the former President, Chief Executive Officer and a director of the Company. See -"Significant Related Party Transactions."


Cash Commitments

         As a result of the purchase of the Bacco Bucci trademark from D&D Design, $400,000 is payable periodically by February 1, 1998, a payment of $350,000 is due in January, 1998 and a payment of $400,000 is due in January, 1999. The Company believes that additional financing of approximately $3,000,000 will be required over the next 16 months to finance the Company's overseas operations and to make the additional payments required in connection with the acquisition of the Bacco Bucci trademark. In addition, the fourth quarter is generally the most unpredictable quarter of the year. In the event that sales are significantly below the Company's expectations, additional financing may be required.

Legal Proceedings

         The Company effected an underwritten initial public offering of its securities on June 5, 1996 (the "IPO"). On July 15, 1997, as part of an inquiry into the activities of a principal underwriter of the IPO, the Commission issued an Order of Private Investigation relating to such underwriter and three companies, including the Company, in which the underwriter had acted as principal underwriter. Prior to the Commission issuing its Order of Private Investigation, and since November 19, 1996, the Company and its officers and directors have fully cooperated with the Commission in connection with its present inquiry.

         Separate and apart from the Commission's Order of Private Investigation, the Company received a grand jury subpoena which the Company believes is in connection with an investigation of the underwriter pending in the United States District Court for the Southern District of New York. The Company has been advised by the Assistant United States Attorney conducting the Grand Jury investigation that the Company is not the subject or target of such investigation.

Significant Related Party Transactions

         Since June 1996, the Company has entered into a series of transactions with the directors and officers of the Company. In August 1997, the Company purchased the rights to the Cable & Co. and Bacco Bucci trademarks from Cable & Co. S.R.L. and D&D Design, respectively. Alberto Salvucci, the Chairman, a director and a principal stockholder of the Company, controls D&D Design and Cable & Co. S.R.L. For fiscal 1996, the Company paid an aggregate of $226,931 to D&D Design and Cable & Co. S.R.L. with respect to sales and purchases of Bacco Bucci footwear which is comprised of $115,220 of commissions and $111,711 of royalties. In addition, the Company paid to D&D Design $86,000 for fashion and design advisory fees for Bacco Bucci and Cable & Co. footwear. For the nine months ended September 30, 1997, the Company paid and accrued an aggregate of $194,559 to D&D Design and Cable & Co. S.R.L. with respect to purchases of Bacco Bucci footwear which is solely commissions. In addition, for the nine months ended September 30, 1997, the Company paid to D&D Design $43,278 of fashion and design advisory fees for Bacco Bucci and Cable & Co. footwear. No royalties for sales of Bacco Bucci footwear were paid during the nine months ended September 30, 1997. For fiscal 1996, the Company paid an aggregate of $434,887 to Cable & Co. S.R.L. and D&D Design with respect to purchases of Cable & Co. footwear which is solely for commissions. For the nine months ended September 30, 1997, the Company paid an aggregate of $379,565 to Cable & Co. S.R.L. and D&D Design with respect to purchases of Cable & Co. footwear which is solely for commissions. It is anticipated that the Company will continue to pay commissions on the purchase of Cable & Co. and Bacco Bucci footwear to entities controlled by Mr. Salvucci at a rate of 8% and 7%, respectively of the cost of goods shipped to the Company.

         In October 1997, the Company entered into an agreement as of July 21, 1997 to pay David Albahari, the former President, Chief Executive Officer and a director, $200,000 per year commencing July 1997 through September 30, 1998, and to reimburse Mr. Albahari for certain expenses. The Company also issued Mr. Albahari options to purchase 901,756 shares of Common Stock at a purchase price of $0.01 per share, which were exercised in October 1997. In connection with the issuance of the options, the Company recorded an expense of $309,978.


Risks Associated with Forward-Looking Statements

         This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and assumptions that Company's operations will be profitable, that the footwear industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


                                 USE OF PROCEEDS

         Since this Prospectus relates to the offering of Shares by the Selling Stockholders, the Company will not receive any proceeds from the sale of the Shares offered hereby. See "SELLING STOCKHOLDERS."


                              SELLING STOCKHOLDERS

         The following table sets forth the name and the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 1, 1997, the number of the shares to be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares to be beneficially owned by each Selling Stockholder after the Offering if all of the shares offered hereby by such Selling Stockholder are sold as described herein. The shares being offered for resale hereby were acquired by the selling stockholders in a private placement in July 1997. Except as noted below, the Selling Stockholders have not held any position or office with, been employed by, or otherwise had a material relationship with, the

Company, other than as stockholders of the Company subsequent to their respective acquisition of shares of Common Stock. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "PLAN OF DISTRIBUTION."

         In recognition of the fact that Selling Stockholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on NASDAQ or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

         The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Stockholders. The
Company has agreed to indemnify the Selling Stockholders against civil liabilities including liabilities under the Securities Act.

         Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to the Company by such stockholders. Information concerning such Selling Stockholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "PLAN OF DISTRIBUTION."


                           Number of Shares of     Number of Shares     Number of Shares
Name of Selling            Common Stock            of Common Stock      Beneficially Owned
Stockholder                Beneficially Owned(1)   Offered Hereby       After Offering

JP Partners II LLP           1,725,000               1,725,000                 0

Banco Cooperativo            2,000,000               2,000,000                 0
 Costarricense  R.L.

First National               1,000,000               1,000,000                 0
Funding Corp.



                                     - 22 -






RBB Bank AG                  5,500,000(2)            5,500,000                 0

Robert B. Prag                 350,000                 350,000                 0

Heracles Holdings              350,000                 350,000                 0

Mathers Associates           2,500,000               2,500,000                 0

Howard Boilen                  171,245                 150,000            21,245

Neal Heller                    100,000                 100,000                 0

Paul Gordon                     48,139                   5,000            43,139

Charles Lowlicht               105,145                  10,000            95,145

Total                       13,849,529              13,690,000           159,529




(1) Such beneficial ownership represents the number of shares of Common Stock beneficially owned by each such person .


(2) RBB Bank AG holds such shares of Common Stock as agent for 29 independent investors.


         The Selling Stockholders are offering the Shares for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders. Such sales may be made through ordinary brokerage transactions, the over-the-counter market, or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker as principal and resale by such broker or dealer for its account, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sole under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may simultaneously engage in market making activities with respect to the Common Stock during any applicable "Cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

     The Company has agreed to indemnify the Selling Stockholders against liabilities incurred by the Selling Stockholders by reason of misstatements or omissions to state material facts in connection with the statements made in this Prospectus and the Registration Statement of which it forms a part. The Selling Stockholders, in turn, have agreed to indemnify the Company against liabilities incurred by the Company by reason of misstatements or omissions to state material facts in connection with statements made in the Registration Statement and prospectus based on information furnished in writing by the Selling Stockholders.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Company undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                            DESCRIPTION OF SECURITIES

General


         The total authorized capital stock of the Company is 50,000,000 shares of Common Stock, $.01 par value per share, and 1,453,020 shares of Preferred Stock, $.01 par value per share. As of November 1, 1997, the Company had 43,048,164 shares of Common Stock issued and outstanding , which were held by approximately 2,200 shareholders as of September 1997, and an aggregate of 2,279,500 shares of Common Stock issuable upon exercise of outstanding options, warrants and conversion rights.


Common Stock

         Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities subject to any superior claims of any shares of Preferred Stock hereafter issued. See "- Preferred Stock." All shares of Common Stock outstanding and to be outstanding upon completion of the Offering are and will be fully paid and nonassessable.


Preferred Stock

         The Company is authorized by its Articles of Incorporation to issue a maximum of 1,453,020 shares of preferred stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board of Directors of the Company may, from time to time, determine.

         The issuance of shares of preferred stock pursuant to the Board's authority could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company is not required by current Delaware Law to seek stockholder approval prior to any issuance of authorized but unissued stock and the Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued shares of preferred stock or Common Stock, unless otherwise required by law.



                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for the Company by Lane & Mittendorf LLP, 320 Park Avenue, New York, New York 10022. Martin C. Licht, Esq. a member of Lane & Mittendorf LLP, counsel to the Company is a member of the Board of Directors of the Company.

                                     EXPERTS

         The financial statements of the Company incorporated herein by reference to the Company's Annual Report on Form 10-KSB have been audited by Goldstein Golub Kessler & Company, P.C., independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------
------------------------------------------------


         No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                              ---------------------

                                TABLE OF CONTENTS
                                                                Page


         THE COMPANY
         RISK FACTORS
         USE OF PROCEEDS
         SELLING STOCK HOLDERS
         PLAN OF DISTRIBUTION
         DESCRIPTION OF SECURITIES
         LEGAL MATTERS
         EXPERTS


         Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the securities, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.









=====================================================
-----------------------------------------------------
-----------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses which will be paid by the Company in connection with the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

         Registration fee...........................................$     1,685
         Printing expenses..........................................$     2,500
         Legal fees and expenses (other than Blue Sky)..............$    27,000
         Accounting fees and expenses...............................$     2,500
         Miscellaneous expenses.....................................$     2,000
                                                                       --------
                  Total    .........................................$    35,685



Item 15.  Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits, in general, a Delaware corporation to indemnify any person who was or is a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         The Registration Rights Agreement contains, among other things, provisions whereby the Selling Stockholders agree to indemnify the Company, each officer and director of the Company who has signed the Registration Statement, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Company by the Selling Stockholders for use in the Registration Statement or Prospectus. See Item 17, "UNDERTAKINGS."

Item 16.  Exhibit Index.

Number                         Description of Exhibit



2.1 -- Assignment of Trademark dated July 29, 1997 between D&D Design and Details Limited and the Company(1)
2.2 -- Assignment of Trademark dated July 29, 1997 between Cable & Co. S.R.L. and the Company(1)
2.3 -- Asset Purchase Agreement dated January 16, 1995 between Hongson, Inc., as seller and Cable & Co. Worldwide, Inc., as buyer(2)
3.1  -- Certificate of Incorporation of the Company, as amended(2)
3.2  -- By-Laws of the Company(2)
4.1 -- Form of Warrant Agreement between the Company and American Stock Transfer & Trust, as warrant agent(2)
4.2  -- Specimen Certificate of the Company's Common Stock(2)

4.3  -- 1996 Stock Option Plan(2)
4.4  -- Specimen Certificate of the Company's Warrant(2)
5.1  -- Opinion of Counsel of Lane & Mittendorf LLP(1)
10.1 -- Employment Agreement dated as of July 1, 1997 between the Company and Alan Kandall(4)
10.2 -- Agreements between the Company and Heller Financial, Inc.(2)
10.3 -- Agreement dated as of the 26th day of January 1996 between U.K. Hyde Park Consultants, Ltd. and the Company(2)
10.4 -- Lease dated July 28, 1995 between Raritan Plaza I Associates, L.P., as landlord, and Cable & Company Enterprises, Ltd., as tenant(2)
10.5 -- Lease dated May 16, 1995 between 724 Fifth Avenue Realty Co., as landlord, and Cable & Co. Enterprises Ltd., as tenant(2)
10.6 -- Agreement  dated May 15, 1996 among D&D Design and Details  Limited,
         Pio Alberto Salvucci and Cable & Co. Worldwide, Inc.(2)
10.7 -- License Agreement dated July 1, 1997 between the Company and Roffe Accessories, Inc.(3)
10.8 -- Stock Option Agreement dated as of July 21, 1997 between the Company and David Albahari(3)
10.9 -- Agreement dated as of July 21, 1997 between the Company and David Albahari(3)
23.1 -- Consent of Goldstein Golub Kessler and Company, P.C.(5)
23.2 -- Consent of Lane & Mittendorf LLP (included in Exhibit  5.1)(1)
99.1 -- Cable & Co. Trademark Registration from the United States Patent and Trademark Office(2)
-------------
(1)    Previously filed with initial filing of this Registration Statement
(2)    Previously filed with Registration Statement No. 333-3000
(3)    Previously filed with Amendment No. 1 to this Registration Statement
(4) Previously filed with the Company's Form 10-QSB for the six months ended June 30, 1997
(5)    Filed herewith

Item 17.  Undertakings.

         1.       The undersigned, Company, hereby undertakes:

                  (a)      To file,  during  any  period  in which  the  Company
                           offers   or  sells   securities,   a   post-effective
                           amendment(s) to this registration statement:

                           (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                           (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(a)(1) and 1(a)(2) do not apply if the information required or to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                  (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and


                  (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         3. That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 2 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 18, 1997.


                                      CABLE & CO. WORLDWIDE, INC.

                              By:     /s/Alan Kandall
                                      Alan Kandall, Chief Executive Officer,
                                               and President

                              By:     /s/Joel Brooks

                                      Joel Brooks, Chief Financial Officer and
                                              Principal Accounting Officer




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                   Title                                   Date



/s/Alan Kandall       President,  Chief Executive Officer      November 18, 1997
   -----------------   and Director
Alan Kandall




/s/ Alberto Salvucci  Chairman of the Board and Director
--------------------

Alberto Salvucci



                                                               November 18, 1997

/s/Martin C. Licht    Secretary and Director                   November 18, 1997
   -----------------
Martin C. Licht



/s/Steven Katz        Director

Steven Katz                                                    November 18, 1997